UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2009

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	001-12257	95-221-1612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of Principal Executive Offices)

(323) 937-1060

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 2, 2009, Mercury Casualty Company, a California corporation (“MCC”) and the primary insurance subsidiary of Mercury General Corporation (“Mercury General”), entered into a Credit Agreement (the “Term Loan Facility”), among MCC, as borrower, Mercury General, as guarantor, Bank of America, N.A., as administrative agent (“Bank of America”), and the lenders party thereto.

The Term Loan Facility provides for term loans of up to $120 million and bears interest, at MCC’s option, at either (a) the rate per annum equal to the British Bankers Association London Interbank Offered Rate (“LIBOR”) plus 1.25% (the “LIBOR Rate”), or (b) a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 0.50%, (ii) Bank of America’s prime rate, or (iii) the LIBOR Rate for a one-month period plus 0.50%. The Term Loan Facility matures on January 2, 2012, and, subject to minimum repayment requirements, amounts outstanding under the Term Loan Facility may be voluntarily prepaid in whole or in part at any time without premium or penalty.

The obligations of MCC under the Term Loan Facility and all related documents are secured by a perfected security interest in certain of MCC’s portfolio securities and other financial assets pursuant to the terms of a (i) Security Agreement between MCC and Bank of America, and (ii) Collateral Account Control Agreement among MCC, Bank of America, and The Bank of New York Mellon Trust Company, National Association.

Mercury General has unconditionally and irrevocably guaranteed the payment of all of MCC’s obligations under the Term Loan Facility, and has no right of subrogation, indemnity, reimbursement or contribution against MCC for amounts paid pursuant to the guaranty until all obligations under the Term Loan Facility have been paid in full.

The Term Loan Facility contains representations and warranties, and affirmative, negative and financial covenants customary for such a borrowing facility, including, without limitation, maintenance of specified statutory surplus levels, a limitation on the amount of debt Mercury General is permitted to incur, maintenance of a minimum amount of risk based capital in any material insurance subsidiary of Mercury General, delivery of financial and other information; notification of specified events and occurrences; payment of amounts due under the Term Loan Facility; preservation and maintenance of MCC’s existence, assets and books and records; and limitations on liens, investments, indebtedness, mergers and acquisitions, asset divestitures, the payment of dividends if a default exists or would result from such payment, changes in the nature of MCC’s business, transactions with affiliates, and the use of proceeds.

The Term Loan Facility contains customary events of default for credit facilities of this nature, including, without limitation, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and insolvency defaults, inability to pay debt or attachment defaults, judgment defaults, ERISA defaults, invalidity of loan and collateral documents defaults, insurance regulatory defaults, and change of control defaults. If an event of default occurs and is continuing, the lenders may declare the unpaid principal amount of all outstanding loans and interests accrued under the Term Loan Facility immediately due and payable and exercise their rights under the other loan documents.

The foregoing is a summary description of certain terms of the Term Loan Facility and is qualified in its entirety by reference to the full text of the Term Loan Facility, which Mercury General intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2008. The representations and warranties set forth in the Term Loan Facility have been made solely for the benefit of Bank of America and the lenders thereunder. Such representations and warranties (a) have been qualified by confidential disclosures made in connection with the Term Loan Facility, (b) are subject to the materiality standards that may differ from what may be viewed as material by investors, (c) were made only as of the date of the Term Loan Facility or such other date as is specified in the Term Loan Facility, and (d) may have been included in the Term Loan Facility for the purpose of allocating risk between MCC and the lenders rather than establishing matters as facts. Accordingly, the Term Loan Facility, upon filing with the Securities and Exchange Commission, is made available only to provide investors with information regarding the terms of the Term Loan Facility, and not to provide investors with any other factual information regarding MCC or its business.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, above, is incorporated herein by reference.

Item 8.01	Other Events.

On January 2, 2009, MCC completed the purchase of all of the issued and outstanding equity interests of AIS Management, LLC, a California limited liability company, which is the parent company of Auto Insurance Specialists, LLC, a California limited liability company (“AIS”), from Aon Corporation, a Delaware corporation, and Aon Services Group, Inc., a Delaware corporation.

MCC paid $120 million in cash at the closing and is obligated to pay up to $34.7 million in additional consideration based upon AIS’ California premium volume during 2009 and 2010. MCC borrowed the funds used to complete the acquisition under the Term Loan Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2009	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer